EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) by and between General Electric Company, now operating as GE Aerospace, a New York corporation (the “Company”), and Henry Lawrence Culp, Jr. (the “Executive”), is effective as of the 1st day of July 2024 (the “Effective Date”).

WHEREAS, the Executive is currently employed by the Company in the capacity of Chairman and Chief Executive Officer;

WHEREAS, the Company and the Executive are parties to an Employment Agreement, dated as of October 1, 2018, as amended on August 18, 2020 (the “Original Employment Agreement”);

WHEREAS, the parties desire to extend the term of the Executive’s employment on the terms and conditions set forth herein, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.            Employment. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the term set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof.

2.            Term. The employment of the Executive by the Company pursuant to the terms of this Agreement shall commence on the Effective Date and, unless sooner terminated as hereinafter set forth, shall end on the Expiration Date. For purposes of this Agreement, the “Expiration Date” will be December 31, 2027, or such later date up to and through December 31, 2028 as the parties shall mutually agree. To the extent that the Executive’s employment with the Company continues following the Expiration Date, he will be an at-will employee of the Company and this Agreement will not govern his rights or entitlements to compensation in respect of his services rendered after the Expiration Date. By signing this Agreement, the Executive is deemed to have given notice under Section 3.3 of the GE Performance Share Grant Agreement for the Executive, dated as of August 18, 2020, and therefore the service condition thereunder will be deemed satisfied for service through August 18, 2024 and all applicable restrictions with respect thereto will lapse; provided, however, that the parties agree that the Executive’s employment with the Company will continue under the terms of this Agreement as of that date.

3.            Position and Duties. The Executive shall serve as the Chairman and Chief Executive Officer of the Company, with duties and responsibilities as the board of directors of the Company (the “Board”) may from time to time determine and assign to the Executive; provided, that (i) the Executive may, subject to mutual agreement of the Board and the Executive, transition to the position of Executive Chairman of the Company for the period beginning on July 1, 2027 and ending on December 31, 2027, and (ii) the Executive shall have the option, subject to mutual agreement of the Board and the Executive, to continue his term of

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service in the position of Executive Chairman of the Company or Non-Executive Chairman for the period beginning on January 1, 2028 and ending on December 31, 2028, and in the case of (i) or (ii), the Executive’s compensation and other entitlements may be adjusted to reflect the Executive’s new position. The Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company and any of its subsidiaries and in one or more executive offices of any of the Company’s subsidiaries, provided that the Executive is indemnified for serving in any and all officer and director capacities on a basis no less favorable than is currently provided by the Company to any other officer or director of the Company or any of its subsidiaries. The Executive shall devote the Executive’s best efforts and full business time to the performance of the Executive’s duties and the advancement of the business and affairs of the Company.

4.            Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at the principal executive offices of the Company or at such other place as the Company and the Executive mutually agree.

5.            Compensation.

(a)          Base Salary. Effective as of the Effective Date, the Company shall pay to the Executive an annual base salary (as the same may be increased from time to time, the “Base Salary”) at the rate of $2,000,000 per year. The Base Salary shall be reviewed for increases on the same basis as such salary reviews are made with respect to other executive officers of the Company, but shall not be subject to decrease. The Base Salary shall be payable biweekly or in such other installments as shall be consistent with the Company’s payroll procedures. The Executive’s Base Salary for 2024 and any other partial year of employment during the term of this Agreement, if any, will be prorated to reflect such partial year served.

(b)          Annual Bonus. Beginning from the Effective Date, and for each calendar year of the term beginning from 2025, the Executive shall have a bonus opportunity under the Company’s Annual Executive Incentive Program (the “AEIP”), of which the target annual bonus amount shall be two hundred percent (200%) of the Executive’s Base Salary (as the same may be increased from time to time, the “Target Bonus”). The amount of the Executive’s actual bonus for a given year (the “Annual Bonus”) shall be determined by the Management Development and Compensation Committee of the Board in its sole discretion, in accordance with the generally applicable terms of the AEIP, with the overall corporate performance objectives to be the same as those that apply to all other senior executives with respect to the same period. The Target Bonus shall be reviewed for increases on the same basis as such target bonus opportunity reviews are made with respect to other executive officers of the Company, but shall not be subject to decrease. The amount of each Annual Bonus shall be determined and paid at the same time that annual bonuses are paid to other executives of the Company pursuant to the AEIP. For avoidance of doubt, the Executive’s Annual Bonus for 2024 will be pro-rated to reflect the target bonus in effect under the Original Employment Agreement through June 30, 2024 and the Target Bonus in effect hereunder for the remainder of the year. If applicable, the Executive’s Annual Bonus for any other partial year of employment during the term of this Agreement, if any, will be prorated to reflect such partial year served.

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(c)          Long-Term Incentive Awards. The Executive will continue to be eligible to participate in the Company’s annual long-term incentive equity grant program in each performance year. As an inducement to the Executive’s continued employment with the Company, the Company hereby agrees that for each year during the term of this Agreement, commencing with 2025, the target grant date fair value of the Executive’s annual long-term incentive equity award will equal $15,250,000, as determined in accordance with normal Company procedures (the “Target LTIP Amount”). The Target LTIP Amount shall be reviewed for increases on the same basis as such target long-term incentive equity grant program reviews are made with respect to other executive officers of the Company, but shall not be subject to decrease. Beginning in 2025, the form, terms and conditions of the equity awards shall be consistent with similar equity awards granted to other executives of the Company as part of the Company’s annual long-term incentive equity grant program for such year, including performance objectives and measures, vesting and timing of grants and are expected to be delivered: (i) fifty percent (50%) in the form of performance stock units (“PSUs”); (ii) thirty percent (30%) in the form of stock options; and (iii) twenty percent (20%) in the form of restricted stock units. If, during any year of the term of this Agreement, awards having a grant date fair value equal to the Target LTIP Amount cannot be granted pursuant to the Company’s stockholder-approved equity plan due to the award limitations therein, or pursuant to any exemption from the New York Stock Exchange requirements that equity awards be granted pursuant to a stockholder-approved plan, the Company may provide the Executive with a cash-based award that is structured in a manner that is intended to achieve substantially the same economic outcome to the parties as awards having a grant date value equal to the Target LTIP Amount, and failing that, the parties agree to negotiate in good faith an alternative award structure.

(d)          Special Extension Award. As an additional inducement to the Executive’s continued employment with the Company, the Company hereby agrees to grant an award of PSUs to the Executive effective as of the Effective Date (the “2024 Special PSUs”), with a number of shares at Target determined by dividing $50,000,000 by the average closing stock price of the Company’s common stock on trading days during the 30 calendar day period immediately preceding July 1, 2024, rounded to the nearest whole share. The terms of the 2024 Special PSUs shall be set forth on the form of award agreement attached hereto as Appendix A.

(e)          Other Benefits. The Company shall maintain in full force and effect, and the Executive shall be entitled to participate in, all of the employee benefit and fringe benefit plans and arrangements in effect on the date hereof in which executives of the Company participate or plans or arrangements providing the Executive with at least equivalent benefits thereunder (subject, in all cases, to the express terms and conditions of such plans or arrangements, which may provide varying treatment for otherwise-similarly situated executives due to their respective service commencement dates with the Company); provided, that in no event shall the Executive participate in any plan or arrangement that has been closed to new entrants prior to the Effective Date; provided, further, however, that changes in such plans or arrangements may be made, including termination of any such plans or arrangements, if it occurs pursuant to a program applicable to all similarly situated executives of the Company and does not result in a disproportionately greater reduction in the rights of or benefits to the Executive as compared with any other executive of the Company. Nothing paid to the Executive under any fringe plan or arrangement presently in effect or made available in the future shall be deemed to

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be in lieu of the salary payable to the Executive pursuant to Section 5(a). Any payments or benefits payable to the Executive under this Section 5(e) in respect of any calendar year during which the Executive is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed.

(f)           Vacation; Holidays. The Executive shall be entitled to all public holidays observed by the Company and vacation days in accordance with the applicable vacation policies in effect for senior executives of the Company, which shall be taken at a reasonable time or times.

(g)          Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold from any payments due Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy.

(h)          Compensation During Disability. During any period that the Executive fails to perform the Executive’s duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), the Executive shall be treated as fully employed and shall continue to receive, or receive the benefit of (as the case may be), all items described in Section 5 hereof at the rate then in effect for such period until his employment is terminated pursuant to Section 13(b)(i) hereof; provided, that payments made to the Executive during the first 180 days of the Disability Period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any payment under disability benefit plans of the Company and which amounts were not previously applied to reduce any payment.

6.            Expenses. During the term of the Executive’s employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including all travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that all such expenses are accounted for in accordance with the policies and procedures established by the Company.

7.            Confidential Information and Company Property. The Executive acknowledges that he now has and will have access to and become acquainted with proprietary and confidential information, which may include trade secrets, regarding the Company and its customers (“Confidential Information”), which constitutes a valuable asset of the Company and which is not available to the public. As used in Sections 7 through 9 hereof, the term “Company” shall include each of its subsidiaries. Confidential Information includes, but is not limited to, any and all information or data, including, without limitation, trade secrets, know-how, theories, technical, operating, marketing, financial or other business information, plans, business and strategies, source codes, software programs, computer programs, algorithms, formulas, concepts, creations, costs, plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memorandums, reports, plans, proposals, price lists, product development, project procedures, client, supplier and employee lists and data and other

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personally identifiable information, disclosed by or on behalf of the Company in connection with the Executive’s past or future services to the Company that is confidential, proprietary or otherwise not publicly available, whether prepared or furnished by or on behalf of the Company, and irrespective of the form or manner of communication (whether written, verbal, electronic or otherwise), and regardless of whether such information is specifically marked as confidential or proprietary, and irrespective of whether such information is furnished before, on or after the Effective Date. Confidential Information shall be deemed to include any and all notes, analyses, compilations, copies, reports, summaries, studies, communications, memorandums, forecasts, financials, evaluations, interpretations or other documents, materials or records, in any form or medium, prepared by the Executive or on his behalf that contain, reflect or are derived from or based upon, in whole or in part, any other Confidential Information. Confidential Information shall not include information that was known to the Executive prior to the date he became a member of the Board or that becomes part of the public domain through no breach of the Executive’s obligations to the Company or any misconduct of a third party. Notwithstanding the foregoing, the Executive may retain copies of Confidential Information related to his compensation and his rights under this Agreement (including, but limited to, his rights with respect the 2024 Special PSUs), or any employee benefit plan in which he is eligible to participate by reason of his employment with the Company, and may appropriately use such Confidential Information to enforce his rights to such compensation or under this Agreement or any such plan.

8.            Non-Competition; Non-Solicitation.

(a)          Non-Competition. The Executive agrees that during the Executive’s employment and for twelve (12) months following the Date of Termination (the “Restricted Period”), the Executive will not, on behalf of himself or any person or entity with which he may be associated, provide services of any kind or character, whether directly or indirectly, (including, but not limited to, entering into an employment, consultancy or similar contractual relationship either as an individual or through or with a third party) to any entity that provides products or services that compete with the Company or an Affiliate (a “Competing Business”) without prior written approval from the Board. Competing Businesses include, but are not limited to, the following:

•	Entities that design, manufacture, assemble, repair, overhaul or sell turbine engines or component parts for turbine engines used in business, commercial or military aircraft or in marine or aeroderivative applications;
•	Entities that design, manufacture, assemble, repair, overhaul or sell aircraft, including any components of the airframe or avionic system;
•	Entities that manufacture or design cores, castings, forgings and/or coatings that are used in the manufacture of component parts for turbine engines; and
•	Entities in the aerospace industry that offer products or services that compete with products or services that, at the Date of Termination or within the two (2) years prior to Date of Termination, the Company or any Affiliate offered,
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planned to offer or was developing in the areas of avionics, electrical power, structural components, software or additive technologies.

The restrictions in this Section apply to Competing Businesses which conduct or are undertaking plans to conduct business in: (i) the United States, throughout which the Executive acknowledges that the Company and its Affiliates conduct and are undertaking plans to conduct business operations and, given the Executive’s position, the Executive shall have a material presence and influence upon, and receive confidential information about, such business operations and planned business operations; and (ii) any other country outside the United States in which the Company or any Affiliate has or is undertaking plans to conduct business operations as of the Date of Termination and, with respect to such business operations or planned business operations outside the United States, the Executive has engaged in services for, had a material presence or influence upon, or received confidential information about at any time during the last two (2) years of the Executive’s employment with the Company or any Affiliate (“Restricted Area”). The Executive understands and agrees that, given the nature of the Company and its Affiliates’ business, the current state of technology enabling competitive activity to be conducted anywhere in the world, and the Executive’s position with the Company or any Affiliate, the foregoing Restricted Area is reasonable and appropriate to protect the Company’s legitimate business interests and goodwill and presents, and will present, no undue hardship for the Executive. The Executive further understands and agrees that the non-compete covenant contained in this Section 8 is substantially similar to the covenant contained in the Executive’s agreement under the annual long-term incentive equity grant program, and such covenant has been provided in writing to the Executive more than fourteen (14) days prior to the Effective Date.

(b)          Non-Solicitation of Clients, Customers, Suppliers, Licensees, and Vendors. During the Restricted Period the Executive will not, without prior written approval from the Board, directly or indirectly, either as an individual or through or with a third party, solicit, cause, induce or encourage or attempt to solicit, cause, induce or encourage: (i) any client, customer, supplier, vendor, licensee, licensor, consultant or other person or entity who has a business relationship with the Company or any Affiliate to modify, diminish or terminate their relationship with the Company or any Affiliate; or (ii) any client, customer, supplier, vendor, licensee, licensor, consultant or other person or entity with whom the Company or any Affiliate is or was engaged for the purposes of entering into a client or business relationship within the two (2) years preceding the Date of Termination to modify, diminish or terminate their actual or prospective relationship with the Company or any Affiliate.

The obligations in this provision are in addition to, and in no way inconsistent with, the Executive’s obligations to protect and not disclose the Company’s or any Affiliate’s confidential and proprietary information as set forth in Section 7 herein, in the Original Employment Agreement or in any other agreement between the Executive and the Company regarding such matters.

(c)          Non-Solicitation of Employees. During the Restricted Period, the Executive will not, without prior written approval from the Board, directly or indirectly, either as an individual or through or with a third party: (i) solicit or encourage any person who is a Lead Professional Band or higher employee of the Company or any Affiliate (hereinafter “Restricted Person”) to terminate the Restricted Person’s employment relationship with the Company or any

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Affiliate or to accept any other employment outside of the Company and its Affiliates; (ii) directly hire, recommend or cause to hire, or engage to provide services, any person who was a Restricted Person within twelve (12) months before or after the Date of Termination, by any entity for which the Executive works, provides services or with which the Executive is otherwise associated or owns more than a one percent (1%) ownership interest; or (iii) provide any non-public information regarding any Restricted Person, including, but not limited to, compensation data, performance evaluations, or skill sets or qualifications, to any external person in connection with employment outside the Company and any Affiliates, including, but not limited to, recruiters and prospective employers.

9.          Non-Disparagement. The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, stockholders, or affiliates (each in their capacities as such), either orally or in writing, at any time; provided, however, that the Executive may (A) confer in confidence with his legal representatives, (B) make truthful statements as required by law or when requested by a governmental, regulatory or similar body or entity and/or (C) make truthful statements in the course of performing his duties to the Company. The Company shall instruct its current directors, and following the Date of Termination, its current executive officers, to not disparage the Executive, either orally or in writing, at any time; provided, however, that the Company shall not be required to instruct its directors or executive officers to refrain from (X) conferring in confidence with their respect legal representatives, (Y) making truthful statements as required by law or when requested by a governmental, regulatory, or similar body or entity and/or (Z) making truthful statements in the course of performing duties to the Company.

10.         Permitted Activities. Nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal or state law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures. Notwithstanding anything to the contrary contained herein, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of Confidential Information that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s Confidential Information to the Executive’s attorney and use the Confidential Information in the court proceeding if the Executive (A) files any document containing the trade secret under seal; and (B) does not disclose the Confidential Information, except pursuant to court order.

11.         Reasonableness of Restraints; Blue Pencil. The Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon him by this Agreement, and acknowledges the necessity of such restraints for the

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reasonable and proper protection of the Company’s Confidential Information, business strategies, employee and customer relationships and goodwill now existing or to be developed in the future. The Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. If a final and non-appealable judicial determination is made that any of the provisions of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against the Executive, such provision(s) will not be rendered void but will be deemed modified to the minimum extent necessary to remain in full force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction.

12.         Injunctive Relief. The Executive acknowledges and agrees that if any of the provisions of Sections 7 through 9 are violated, the Company will immediately and irreparably be harmed, will not have an adequate remedy at law and will be entitled to seek immediate relief enjoining such violation or threatened violation (including, without limitation, temporary and permanent injunctions and/or a decree of specific performance) in any court or judicial body having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security. Any such relief shall be in advance of and in aid of arbitration pursuant to Section 24, and without first having to initiate arbitration and/or empanel an arbitrator.

13.         Termination of Employment.

(a)          Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b)          By the Company. The Company may terminate the Executive’s employment hereunder under the following circumstances:

(i)               The Company may terminate the Executive’s employment hereunder for Disability. For purposes of this Agreement, the Company shall have the right to terminate the Executive’s employment by reason of “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six (6) consecutive months, and within thirty (30) days after written notice of termination is given shall not have returned to the performance of his duties hereunder on a full-time basis.

(ii)              The Company may terminate the Executive’s employment hereunder with or without Cause. For purposes of this Agreement, “Cause” shall mean (A) the willful and continued failure by the Executive to substantially perform his duties to the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties, which is not cured within thirty (30) days after notice of such failure has been given to the Executive by the Company, (B) the willful engaging by the Executive in misconduct that is materially injurious to the Company, monetarily or otherwise, including any conduct that is in violation of the

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written employee workplace policies of the Company, including policies relating to sexual harassment and/or hostile work environment, or (C) the Executive’s commission of any felony or any crime involving dishonesty in respect of the business or affairs of the Company or any of its subsidiaries. No act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

(iii)            The Company, in the sole discretion of the Board, may terminate the Executive’s employment hereunder at any time other than for Disability or Cause, for any reason or for no reason at all.

(c)          By the Executive. The Executive may terminate the Executive’s employment hereunder at any time, with or without Good Reason.

(i)               For purposes of this Agreement, “Good Reason” shall mean any one or more of the following circumstances without the Executive’s consent or as otherwise provided in Section 3 hereof: (A) a reduction in any of the Executive’s compensation rights under this Agreement; (B) the failure to nominate the Executive for reelection as a member of the Board, or the removal of him by the Company from the position of Chief Executive Officer or, as applicable, Executive Chairman; (C) a material reduction in the Executive’s duties and responsibilities as in effect immediately prior to such reduction; (D) the assignment to the Executive of duties that are materially inconsistent with his position or duties or that materially impair the Executive’s ability to function as Chief Executive Officer or, as applicable, Executive Chairman of the Company and any other position in which he is then serving; (E) the relocation of the Executive’s principal office, other than to a location that is no more than fifty (50) miles from either the Company’s current headquarters or the Executive’s principal office location as of the date of this Agreement; or (F) a material breach of any material provision of this Agreement by the Company. Notwithstanding the foregoing, the Executive shall not be entitled to claim Good Reason if the Executive and the Company mutually agree to transition the Executive to the position of Executive Chairman or to a non-employee director or consultant role.

(ii)              The sale or disposition of any one or more businesses of the Company, or any transaction following which the Company’s (or its successor’s) common equity is not publicly traded on a nationally recognized securities exchange or through a national market quotation service, shall not be deemed a material reduction in the Executive’s duties or responsibilities.

(iii)            A termination for Good Reason shall mean a termination by the Executive effected by written notice given by the Executive to the Company within ninety (90) days after the Executive’s first having knowledge of the Good Reason event, unless the Company shall, within thirty (30) days after receiving such notice, take such action as is necessary to fully remedy such Good Reason event, in which case the Good Reason event shall be deemed to have not occurred.

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(d)          Notice of Termination. Any termination of the Executive’s employment by the Company or the Executive (other than pursuant to Section 13(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 15 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that (i) indicates the specific termination provision in this Agreement relied upon, if any, and, (ii) if for Cause or for Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) must be given within ninety (90) days of the applicable party’s first having knowledge of the condition alleged to constitute Cause or Good Reason, as the case may be.

(e)          Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated pursuant to Section 13(b)(i) hereof, thirty (30) days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during this 30-day period; (iii) if the Executive’s employment is terminated pursuant to Section 13(b)(ii) or 13(c) hereof, the date specified in the Notice of Termination; and (iv) if the Executive’s employment is terminated for any other reason, the date on which Notice of Termination is given.

(f)           Termination of All Positions. Upon termination of the Executive’s employment for any reason, the Executive shall have been deemed to resign, as of the Date of Termination or such other date requested by the Company, from his position on the Board and all committees thereof (and, if applicable, from the board of directors or similar governing bodies (and all committees thereof) of all other affiliates of the Company) and from all other positions and offices that the Executive then holds with the Company and its affiliates.

14.         Compensation Upon Termination.

(a)          Accrued Obligations. If the Executive’s employment is terminated during the term of this Agreement for any reason, the Company shall pay or provide the following accrued amounts to the Executive or to the Executive’s estate (or as may be directed by the legal representatives of the estate), as the case may be, not later than 14 days from the Date of Termination in the case of the payments referred to in clause (i) below, at the time that such amount would otherwise be paid to the Executive but for such termination of employment in the case of the payments referred to in clause (ii) below and at the time when such payments are due in the case of the payments referred to in clause (iii) below, and the Company shall have no further obligations to the Executive under this Agreement:

(i)               Base Salary through the Date of Termination;

(ii)             other than following a Forfeiture Event, the balance of any prior year’s Annual Bonus (if any) earned (but not yet paid); and

(iii)            to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided as of the Date of Termination or that the

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Executive is eligible to receive at the Date of Termination in accordance with the terms of any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (other than any severance plan, program, policy, practice, contract or agreement), it being understood, however, that, unless otherwise specified elsewhere in this Agreement or in the other such plan, program, policy, practice, contract or agreement because of the nature of the termination, no amounts or benefits shall vest as a result of the termination and employee benefits shall cease to accrue as of the Date of Termination.

For purposes of this Agreement, the amounts listed in subsections (i) through (iii) above shall be collectively referred to as the “Accrued Obligations.” As used herein, the term “Forfeiture Event” means a termination of the Executive’s employment by the Company for Cause as provided in Section 13(b)(ii) hereof, or by the Executive without Good Reason.

(b)          Severance Benefits. If during the term of this Agreement the Company terminates the Executive’s employment other than for Cause or Disability or if the Executive terminates the Executive’s employment for Good Reason as provided in Section 13(c) hereof, the Company shall pay or provide a severance benefit equal to two (2) times the sum of (x) the Base Salary and (y) the Target Bonus, with such sum to be paid in substantially equal proportionate installments in accordance with the Company’s normal payroll practices, commencing with the first payroll period in the month following the month in which the Date of Termination occurs, for a period of two years, but subject to any delay required in accordance with Section 26 hereof.

(c)          Conditions to Receiving Severance Benefits. The amounts payable to the Executive under Section 14(b) shall be contingent upon and subject to both the Executive’s compliance with the covenants contained or referenced in Sections 7 through 9 hereof and the Executive’s execution and non-revocation of a separation agreement containing customary terms and a general waiver and release of claims substantially in the form attached hereto as Appendix B (and the expiration of any applicable revocation period), on or prior to the sixtieth (60th) day following the Date of Termination.

(d)          Mitigation. The Executive shall not be required to mitigate amounts payable pursuant to Section 14 hereof by seeking other employment.

(e)          No Additional Payments. Notwithstanding anything to the contrary in this Agreement, the Executive acknowledges and agrees that in the event of the termination of his employment, even if in breach of this Agreement, he will be entitled only to those payments specified herein for the circumstances of his termination, and not to any other payments by way of damages or claims of any nature, whether under this Agreement or under any other agreements between the Executive and the Company.

15.         Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

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(a)          If to the Company:

General Electric Company
1 Neumann Way
Evendale, OH 45215
Telecopy: Attention: Secretary

with a copy (which shall not constitute notice) to:

Scott A. Barshay, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Telecopy:

(b)          If to the Executive:

Henry Lawrence Culp, Jr.
c/o General Electric Company
1 Neumann Way
Evendale, OH 45215
Telecopy:

with a copy (which shall not constitute notice) to:

Lawrence K. Cagney, Esq.
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Telecopy:

or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three (3) days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of delivery) or at such time as delivery is refused by the addressee upon presentation.

16.         Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

17.         Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 8 and 9 hereof shall survive the termination of this Agreement and any termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

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18.          Successors and Assigns.

(a)          This Agreement is personal to the Executive and shall not be assignable by the Executive without the prior written consent of the Company otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)          This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)          The Company will require any successor to all or substantially all of the business and/or assets of the Company or any party that acquires control of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

19.         Advice of Counsel; Professional Fees. Prior to execution of this Agreement, the Executive was advised by the Company of his right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that he has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Company shall promptly pay the reasonable legal and compensation consultant fees and expenses incurred by the Executive in connection with negotiation and execution of this Agreement.

20.         Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

21.         Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

22.         Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

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23.         Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York (but not including the choice of law rules thereof).

24.         Arbitration. Except with respect to any claim that seeks injunctive or other equitable relief in aid of arbitration pursuant to Section 12, claims that any party to this Agreement now has or in the future may have against the other party that are covered by the Company’s alternative dispute resolution process (Solutions), including, without limitation, contract claims, tort claims, claims for compensation, statutory employment claims, penalties or restitution and any other claim under any federal, state or local statute, constitution, regulation, rule, ordinance or common law that is not excluded under Solutions, in each case, directly or indirectly arising out of or related to this Agreement, the Executive’s employment with the Company, the termination of the Executive’s employment with the Company, or the Executive’s performance of duties for the Company, are subject to and will be resolved by binding arbitration and not by a court or jury. Each party hereby irrevocably consents to agree to arbitrate any such covered claims through binding arbitration, and forever waives and gives up its right to have a judge or jury decide any covered claims.

25.         Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein, including, for the avoidance of doubt, the Original Employment Agreement.

26.         Section 409A Compliance. It is the intent of this Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) so that none of the severance and other payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and this Agreement shall be interpreted accordingly. The Executive’s right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments within the meaning of Treas. Reg. §1.409A-2(b)(2)(iii). The foregoing notwithstanding, the Company shall in no event whatsoever be liable for any additional tax, interest or penalty incurred by the Executive as a result of the failure of any payment or benefit to satisfy the requirements of Section 409A of the Code. Notwithstanding any provision to the contrary in this Agreement, (i) no amount of non-qualified deferred compensation subject to Section 409A of the Code that is payable in connection with the termination of his employment shall be paid to the Executive unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a) (2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of the Executive’s death; provided, that upon the earlier of such dates, all payments deferred pursuant

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to this Section 26(ii) shall be paid to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); and (iv) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A of the Code, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

27.         Section 280G of the Code. If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right, PSU, restricted stock unit, other equity award or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being contingent on a change in ownership or effective control of the Company or of a substantial portion of the assets of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are hereafter collectively referred to as the “Excise Tax”), then, if the after-tax value of all Payments to the Executive (such after-tax value to reflect the reduction for the Excise Tax and all federal, state and local income, employment and other taxes on such Payments) would, in the aggregate, be less than the after-tax value to the Executive (reflecting a reduction for all such taxes in a like manner) of three (3) times the Executive’s “base amount” (as defined for purposes of Section 280G of the Code) (the “Safe Harbor Amount”), (a) the cash portions of the Payments payable to the Executive under this Agreement shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the value of all “parachute payments” (as defined for purposes of Section 280G of the Code) (the “Parachute Value”) of all Payments paid to the Executive, in the aggregate, equals the Safe Harbor Amount, and (b) if the reduction to zero of the cash portions of the Payments payable under this Agreement would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments payable to the Executive under any other agreements, policies, plans, programs, or arrangements shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to the Executive, in the aggregate, equals the Safe Harbor Amount, and (c) if the reduction to zero of all cash portions of the Payments payable pursuant to this Agreement or otherwise would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to the Executive, in the aggregate, equals the Safe Harbor Amount. All

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calculations under this section shall be determined by a national accounting firm selected by the Company (which may include the Company’s outside auditors) and provided to the Company and the Executive within fifteen (15) days prior to the date on which any Payment is payable to the Executive. Any dispute between the Company and the Executive with respect to the terms of this Section 27, including the calculations and determinations of such national accounting firm, shall be resolved in accordance with Section 24 hereof. The Company shall pay all costs to obtain and provide such calculations to the Executive and the Company.

28.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

GENERAL ELECTRIC COMPANY

By:	/s/ Christian Meisner
	Name:	Christian Meisner
	Title:	Senior Vice President, Chief Human
Resources Officer

THE EXECUTIVE:

/s/ Henry Lawrence Culp, Jr.
Henry Lawrence Culp, Jr.

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Appendix A

2024 Special PSU Award Agreement

[Attached]

Appendix B

Release of Claims

1.            Receipt of Wages and Benefits. Except for accrued but unpaid wages through the Date of Termination, the Executive agrees that he has received all wages and compensation, including but not limited to overtime compensation, due to him. He is not entitled to any other payments of any kind, including to the payments and benefits he is receiving under this Agreement, except as a result of his agreement to the terms herein. Employee agrees that those payments and benefits are sufficient consideration for this Agreement.

2.            Taxes & Withholdings. All payments and benefits received under this Agreement are subject to applicable taxes and withholdings.

3.            Time to Review & Revoke. The Executive has 21 days to consider this Agreement, and his waiver of rights under the Age Discrimination in Employment Act, as amended, before signing it, and can revoke this Agreement within 7 days after signing it by sending written notice of that revocation to the Company’s Senior Vice President, Human Resources (the day following this revocation period is the “Effective Date” of this Agreement). The Executive also agrees that he has had the opportunity to consult with an attorney of his choice before signing it.

4.            Disclosure of Past and Present Claims. The Executive is not aware of (or has already disclosed to the Company) any information he has or knows about conduct by the Company or any of the Releasees (defined below) that he has any reason to believe violates or may violate any domestic or foreign law or regulation or Company policy, or involves or may involve false claims to the United States.

5.            Alternative Dispute Resolution. The Executive agrees that his agreement to Solutions or any applicable prior internal Company alternative dispute resolution process (for purposes of this Agreement collectively called “Company ADR”) remains in effect. Executive further agrees to submit to the Company ADR any claims not released by this Agreement and covered by the Company ADR, or any claims that arise after the date the Executive signs this Agreement, to the maximum extent permitted by law, including but not limited to, disputes about this Agreement itself. The Executive understands he is giving up the right to a jury trial for such claims and that all such claims submitted to final and binding arbitration pursuant to the Company ADR will be decided solely by an arbitrator. Executive may ask the Company’s Senior Vice President, Human Resources for another copy of the Company ADR process.

6.            Company’s Reliance on Executive Representations. The Executive understands that the Company is relying on the Executive’s representations and obligations contained in this Agreement, including but not limited to his Release of Claims.

7.            Existing Restrictive Covenants. Executive agrees that any existing non-solicitation agreement and/or non-compete agreement to which he is a party shall continue in full force and effect in accordance with its terms.

8.            Release of Claims. In return for the consideration provided by this Agreement, the Executive, his heirs, assigns, and agents waive and release all waivable claims of any kind (whether known or unknown, and including those under the Age Discrimination in Employment Act (ADEA)) that the Executive may have against Releasees, which arise from or relate to his employment and/or the termination of his employment with the Company. The released/waived claims include, but are not limited to, any and all claims that Releasees discriminated, harassed or retaliated against the Executive on the basis of race, color, religion, national origin, sex (including pregnancy), sexual orientation, gender identity/expression, age, disability, veteran status or other characteristic or activity protected by law, violated any GE policies, procedures, covenants or express or implied contracts of any kind, violated any public policy, statutory or common law (including tort), or are in any way obligated to pay him damages, expenses, costs or attorneys’ fees in relation to an alleged violation of any waivable local, state or federal law.

Releasees include the Company, its predecessors, successors and assigns, their current and former direct and indirect parents, affiliates, subsidiaries, divisions, and related business entities, and their current and former officers, directors, shareholders, employees, agents, representatives and employee benefit programs (including the trustees, administrators, fiduciaries and insurers of such programs). This Release does not waive any rights or claims that may arise after the date he executes this Agreement, or that cannot be lawfully released. This Release does not modify or affect any vested benefits to which the Executive may be entitled under the terms of the GE Aerospace Pension Plan and/or GE Aerospace Retirement Savings Plan.

This Release is not intended to prevent or discourage the Executive from filing a claim or charge or participating in an investigation or proceeding of a governmental agency, including any state or federal fair employment practices agency and law enforcement authorities, but he is waiving all rights to monetary, injunctive or other personal relief that may result from that process to the maximum extent permitted by law; provided, however that this waiver shall not apply to participation in any investigation or proceeding conducted by the U.S. Securities and Exchange Commission or other agency that precludes such a waiver. The Executive also understands that this Release does not prohibit him from discussing his compensation with others; or reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization.